Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Elanco Animal Health Incorporated for the registration of common stock, preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts, and units and to the incorporation by reference therein of our report dated February 20, 2019, with respect to the consolidated and combined financial statements of Elanco Animal Health Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

January 21, 2020